360 Funds N-CSR

Exhibit 19.(a)(4)

Change in Independent Registered Public Accounting Firm

The Audit Committee of 360 Funds (the "Trust") has approved and recommended to the Board of Trustees (the "Board"), and the Board has approved Tait, Weller & Baker, LLP (“Tait”) to replace Cohen & Company, Ltd. (“Cohen”) as the Funds’ independent registered public accounting firm for the Funds’ fiscal year ended September 30, 2024. Through the past fiscal year and through the date of Cohen’s replacement as auditor of the Funds, the Funds had no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Cohen would have caused Cohen to make reference to the disagreement in a Cohen report, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

With respect to the Funds, Cohen’s audit opinions, including for the fiscal year ended September 30, 2023, did not contain either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the last fiscal year of the Funds, neither the Funds nor anyone on their behalf has consulted Tait on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds’ financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

The Funds requested Cohen to furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter will be filed as an Exhibit to the Form N-CSR filing.

December 4, 2024

U.S. Securities and Exchange Commission Office of the Chief Accountant

100 F Street, NE Washington, DC 20549

Re: 360 Funds

File no. 811-21726

Dear Sir or Madam:

We have read Item 1, Item 8 and Exhibit 19(a)(4) of Form N-CSR of Timber Point Global Allocations Fund and Timber Point Alternative Income Fund, each a series of 360 Funds, dated December 4, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.